Exhibit 99

VF Reports 2015 Second Quarter Results; Raises Full Year Earnings Outlook

  Second quarter revenue up 5 percent (up 10 percent currency neutral)
  Outdoor & Action Sports revenue up 9 percent (up 16 percent currency neutral)
  International revenue down 1 percent (up 13 percent currency neutral)
  Direct-to-consumer revenue up 7 percent (up 13 percent currency neutral)
  Earnings Per Share up 11 percent (up 22 percent currency neutral)
  Full-year currency neutral EPS outlook increased to 15 percent growth compared to adjusted EPS of $3.08 in 2014

GREENSBORO, N.C.--(BUSINESS WIRE)--July 24, 2015--VF Corporation (NYSE: VFC) today reported financial results for its second quarter ended July 4, 2015. All per share amounts are presented on a diluted basis. This release refers to “reported” and “currency neutral” (a non-GAAP financial measure) amounts, terms that are described under the “Currency Neutral – Excluding the Impact of Foreign Currency” paragraph. Unless otherwise noted, currency neutral and reported amounts are the same.

“Our second quarter was another strong illustration of the ability of our global, diverse and powerful brands and platforms to deliver consistent, profitable growth,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Our strategy for continued growth and fueling our momentum is working: Keep the consumer at the center of everything we do; deliver innovative and relevant product; and focus our execution and discipline to maximize long-term growth opportunities.”

Second Quarter 2015 Highlights

  Revenue rose 10 percent on a currency neutral basis driven by growth in our Outdoor & Action Sports and Jeanswear coalitions, and our international and direct-to-consumer businesses. On a reported basis, revenue increased 5 percent over the 2014 quarter.
  Gross margin was 48.3 percent on a reported basis, down 10 basis points compared with the same quarter last year, but in line with our expectations. Continued benefit from the shift of our revenue mix toward higher margin businesses was more than offset by the impact of foreign currency.
  Operating income on a reported basis was up 1 percent to $223 million compared with the same period in 2014. Operating margin on a reported basis declined 30 basis points to 8.9 percent due to the negative impact from changes in foreign currency rates.
  Earnings per share was up 22 percent on a currency neutral basis and up 11 percent on a reported basis compared with last year’s same period. The quarter benefitted $0.02 from a lower tax rate relative to 2014, which included discrete items related to the settlement of prior years’ tax audits.
  Inventories were up 8 percent compared to the 2014 quarter, in line with expectations.

Coalition Review

Second quarter revenue for the Outdoor & Action Sports coalition was up 16 percent on a currency neutral basis (up 9 percent reported to $1.4 billion) driven by a similar growth rate in both its wholesale and direct-to-consumer businesses.

Second quarter currency neutral revenue for The North Face® brand rose 10 percent (up 6 percent reported), including a 20 percent increase (up 15 percent reported) in its direct-to-consumer business. By region, The North Face® brand’s revenue was up at a low double-digit percentage rate in the Americas, up at a mid single-digit rate (down low-teen percentage reported) in Europe and up at a low-teen percentage rate in the Asia Pacific region. For the full year, the company’s expectation for low double-digit currency neutral revenue growth for The North Face® brand remains unchanged.

Currency neutral revenue for the Vans® brand in the second quarter was up 23 percent (up 17 percent reported) including a 25 percent increase (up 21 percent reported) in direct-to-consumer sales and 22 percent growth (up 15 percent reported) in wholesale sales. Revenue in the Americas region was up greater than 20 percent, up more than 30 percent in the Asia Pacific region, and up at a mid-teen percentage rate (down mid single-digit reported) in Europe. In 2015, the company continues to expect a mid-teen currency neutral percentage rate increase in revenue for the Vans® brand.

Second quarter revenue for the Timberland® brand was up 10 percent on a currency neutral basis (up 2 percent reported) including a 17 percent increase (up 9 percent reported) in its wholesale business. In the Americas region, revenue was up at a mid single-digit percentage rate (up low single-digit reported). In Asia Pacific, revenue in the second quarter was up at a high single-digit percentage rate (up low single-digit reported) and in Europe, up at a high-teen percentage rate (down slightly reported). There is no change to the company’s expectation for Timberland® brand revenue to increase at a low-teen percentage rate on a currency neutral basis in 2015.

Second quarter operating income for Outdoor & Action Sports was up 3 percent to $135 million (as reported) and operating margin declined 50 basis points to 9.7 percent (as reported), due to changes in foreign currency rates.

Jeanswear second quarter currency neutral revenue was up 4 percent (flat reported, at $608 million). Revenue for the Americas region improved at a mid single-digit percentage rate (low single-digit reported). In Europe, revenue was flat (down high-teen reported) and in the Asia Pacific region, revenue increased at a low double-digit percentage rate.

Currency neutral revenue for the Wrangler® brand in the second quarter was up 7 percent (up 4 percent reported) driven by strength in the Americas region, which realized high single-digit growth (up mid single-digit reported). Revenue in Europe was down at a mid single-digit rate (down more than 20 percent reported) due to ongoing weakness in Eastern Europe and up more than 20 percent (high-teen reported) in the Asia Pacific region.

Global revenue, on a currency neutral basis, for the Lee® brand in the second quarter was up 1 percent (down 4 percent reported) including a low double-digit percentage rate increase (up high single-digit reported) in Asia Pacific and a mid single-digit increase (down mid-teen reported) in Europe. Revenue in the Americas region was down at a low single-digit rate (down mid single-digit reported).

Operating income for Jeanswear in the second quarter was up 4% to $105 million (as reported) and operating margin increased 70 basis points to 17.2 percent (as reported).

Imagewear revenue was flat at $249 million in the second quarter, driven by a mid single-digit increase in the Licensed Sports Group business offset by a low single-digit percentage rate decline (down mid-single reported) in the workwear business due to slower oil production demand. Second quarter operating income for Imagewear was flat at $35 million (as reported), with a 10 basis point increase in operating margin to 14.2 percent (as reported).

Sportswear second quarter revenue increased 1 percent to $142 million. Nautica® brand revenue was down at a low single-digit percentage rate and the Kipling® brand’s revenue in the U.S. was up 20 percent compared with the same period last year. In the second quarter, operating income was up 41 percent to $14 million while operating margin improved 290 basis to 10.2 percent (as reported).

Contemporary Brands coalition second quarter currency neutral revenue was down 5 percent (down 10 percent reported to $87 million) as demand in the category remains challenged.

International Review

International revenue, on a currency neutral basis, was up 13 percent (down 1 percent reported) in the second quarter. Revenue in Europe was up 11 percent (down 8 percent reported) and up 17 percent (up 14 percent reported) in the Asia Pacific region. Revenue in the Americas (non-U.S.) region was up 11 percent (down 1 percent reported). On a reported basis, the international business was 34 percent of total VF second quarter revenue compared with 36 percent in the same period of 2014.

Direct-to-Consumer Review

Direct-to-consumer revenue, on a currency neutral basis, grew 13 percent (up 7 percent reported) in the second quarter with positive comparable sales growth in all regions and particular strength in Asia Pacific. Forty-nine stores were opened during the second quarter bringing the total number of VF-owned retail stores around the world to 1,438. On a reported basis, direct-to-consumer revenue reached 26 percent of total revenue in the second quarter, the same percentage as last year’s second quarter.

2015 Outlook

  Full year revenue expectations are unchanged, with an 8 percent increase on a currency neutral basis (up 3 percent reported). Revenue for the Outdoor & Action Sports coalition is expected to increase at a low double-digit currency neutral percentage rate (up mid single-digit reported). Jeanswear is now expected to grow at a mid single-digit currency neutral rate (up low single-digit reported) compared with the previous expectation of a low single-digit increase. Imagewear and Sportswear coalition revenue is expected to grow at a mid single-digit currency neutral percentage rate. Contemporary Brands revenue is now expected to be down at a mid single-digit currency neutral rate (down at a high single-digit reported rate) versus the previous expectation of nearly flat currency neutral revenue (down at a mid single-digit reported rate).
  There is no change to the company’s expectation that currency neutral gross margin should improve by 70 basis points to reach about 49.5 percent for the full year. Based on expected changes in foreign currency for the balance of the year, reported gross margin is now expected to be closer to 49 percent compared with the previous expectation of 49.2 percent.

  Earnings per share, on a currency neutral basis, is now expected to increase 15 percent compared to an adjusted EPS of $3.08 in 2014. This is an increase from the previous expectation of 14 percent per share growth provided on May 1, 2015. Earnings per share, on a reported basis, is now anticipated to increase by 5 percent to $3.22 compared to adjusted earnings per share of $3.08 in 2014. This is an increase from the previous expectation of 4 percent per share growth to $3.20 given on May 1, 2015. As a reminder, 2014 adjusted earnings per share excluded the negative impact of a $0.70 noncash impairment charge recorded in the fourth quarter of 2014 to reduce the carrying value of the goodwill and intangible assets related to the 7 For All Mankind®, Ella Moss® and Splendid® brands. On a reported basis, 2014 earnings per share was $2.38.
  Third quarter currency neutral and reported revenues are expected to increase at nearly the same rates as those of the second quarter driven by strength from the Outdoor & Action Sports and Jeanswear coalitions, our international operations and continued strength in our direct-to-consumer businesses. Fourth quarter currency neutral revenue should increase at a rate slightly lower than third quarter results due to the tougher comparison against the same period of 2014 which included a 53rd week. The strongest margin and profit comparisons of the year are expected in the fourth quarter, when the direct-to-consumer business makes the most significant contribution of the year, the negative impact of currency lessens and lower product costs are realized.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.32 per share, payable on September 18, 2015, to shareholders of record on September 8, 2015.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral”’ amounts for the second quarter and first six months of 2015 and full-year outlook. Currency neutral amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. This release also refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. Reconciliations of GAAP measures to currency neutral amounts for the second quarter and first six months of 2015 are presented in the attached supplemental financial information, which identify and quantify all excluded items.

Webcast Information

VF will hold its 2015 second quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. Interested parties should call (888) 727-7656 (U.S.) or (913) 312-1450 (international) to access the call. The conference call will be broadcast live and is accessible at www.vfc.com. A replay of the conference call will be available through July 31, 2015 at the same location or via telephone at 877-870-5176 (access code: 6892985).

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward-Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; changes in tax liabilities; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June		%	Six Months Ended June		%
	2015	2014	Change	2015	2014	Change

Net sales	$2,484,189	$2,373,408	5%	$5,287,491	$5,123,523	3%
Royalty income	29,671	28,668	3%	63,670	59,331	7%

Total revenues	2,513,860	2,402,076	5%	5,351,161	5,182,854	3%

Costs and operating expenses
Cost of goods sold	1,300,346	1,239,344	5%	2,746,893	2,645,910	4%
Selling, general and administrative expenses	990,487	942,924	5%	1,983,406	1,913,946	4%
	2,290,833	2,182,268	5%	4,730,299	4,559,856	4%

Operating income	223,027	219,808	1%	620,862	622,998	0%

Interest, net	(21,128)	(19,819)	(7%)	(40,879)	(39,125)	(4%)
Other income (expense), net	670	(508)	232%	1,498	(2,600)	158%

Income before income taxes	202,569	199,481	2%	581,481	581,273	0%

Income taxes	31,758	41,799	(24%)	121,961	126,398	(4%)

Net income	$170,811	$157,682	8%	$459,520	$454,875	1%

Earnings per common share
Basic	$0.40	$0.37	8%	$1.08	$1.05	3%
Diluted	$0.40	$0.36	11%	$1.06	$1.03	3%

Weighted average shares outstanding
Basic	424,349	429,940		425,305	434,115
Diluted	430,703	437,131		432,407	441,699

Cash dividends per common share	$0.3200	$0.2625	22%	$0.6400	$0.5250	22%

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended June 2015, December 2014 and June 2014 relate to the 13-week and 26-week fiscal periods ended July 4, 2015, the 53-week fiscal period ended January 3, 2015 and the 13-week and 26-week fiscal periods ended June 28, 2014, respectively.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	June	December	June
	2015	2014	2014

ASSETS
Current assets
Cash and equivalents	$659,770	$971,895	$475,891
Accounts receivable, net	1,200,241	1,276,224	1,178,874
Inventories	1,746,418	1,482,804	1,615,245
Other current assets	600,061	454,931	509,902
Total current assets	4,206,490	4,185,854	3,779,912

Property, plant and equipment	964,373	942,181	921,970
Intangible assets	2,296,200	2,433,552	2,921,335
Goodwill	1,796,769	1,824,956	2,018,997
Other assets	641,672	593,597	573,113
Total assets	$9,905,504	$9,980,140	$10,215,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,158,516	$21,822	$581,120
Current portion of long-term debt	13,275	3,975	4,334
Accounts payable	503,753	690,842	537,192
Accrued liabilities	780,286	903,602	747,678
Total current liabilities	2,455,830	1,620,241	1,870,324

Long-term debt	1,412,244	1,423,581	1,425,123
Other liabilities	1,073,635	1,305,436	1,266,512

Stockholders' equity	4,963,795	5,630,882	5,653,368
Total liabilities and stockholders' equity	$9,905,504	$9,980,140	$10,215,327

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June
	2015	2014

Operating activities
Net income	$459,520	$454,875
Depreciation and amortization	129,265	131,201
Other noncash adjustments to net income	(196,954)	80,152
Changes in operating assets and liabilities	(678,277)	(446,641)
Cash (used) provided by operating activities	(286,446)	219,587

Investing activities
Capital expenditures	(125,504)	(95,844)
Software purchases	(43,450)	(56,042)
Other, net	10,631	(11,701)
Cash used by investing activities	(158,323)	(163,587)

Financing activities
Net increase in short-term borrowings	1,139,103	562,315
Payments on long-term debt	(2,203)	(2,697)
Payments of debt issuance costs	(1,475)	-
Purchases of treasury stock	(731,527)	(727,536)
Cash dividends paid	(271,519)	(227,625)
Net impact of stock issuance	37,480	43,528
Cash provided (used) by financing activities	169,859	(352,015)

Effect of foreign currency rate changes on cash and equivalents	(37,215)	(4,497)

Net change in cash and equivalents	(312,125)	(300,512)

Cash and equivalents - beginning of year	971,895	776,403

Cash and equivalents - end of period	$659,770	$475,891

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended June				Six Months Ended June
	2015	2014	% Change	% Change Currency Neutral**	2015	2014	% Change	% Change Currency Neutral**

Coalition revenues
Outdoor & Action Sports	$ 1,396,344	$ 1,279,144	9%	16%	$ 3,003,233	$ 2,853,791	5%	13%
Jeanswear	608,201	605,838	0%	4%	1,307,856	1,296,168	1%	5%
Imagewear	248,788	249,963	0%	0%	531,684	513,202	4%	4%
Sportswear	142,191	140,102	1%	1%	277,848	271,607	2%	2%
Contemporary Brands	86,874	96,186	(10%)	(5%)	174,411	194,355	(10%)	(6%)
Other	31,462	30,843	2%	2%	56,129	53,731	4%	4%

Total coalition revenues	$ 2,513,860	$ 2,402,076	5%	10%	$ 5,351,161	$ 5,182,854	3%	9%

Coalition profit
Outdoor & Action Sports	$ 134,925	$ 130,684	3%	17%	$ 395,745	$ 405,174	(2%)	11%
Jeanswear	104,568	100,137	4%	5%	236,500	229,403	3%	6%
Imagewear	35,450	35,317	0%	2%	76,797	73,089	5%	8%
Sportswear	14,433	10,267	41%	41%	27,274	22,822	20%	20%
Contemporary Brands	1,140	8,840	(87%)	(83%)	4,680	16,742	(72%)	(67%)
Other	597	(74)	*	*	15,124	(3,190)	*	*

Total coalition profit	291,113	285,171	2%	9%	756,120	744,040	2%	10%

Corporate and other expenses	(67,416)	(65,871)	(2%)	(2%)	(133,760)	(123,642)	(8%)	(8%)
Interest, net	(21,128)	(19,819)	(7%)	(7%)	(40,879)	(39,125)	(4%)	(4%)

Income before income taxes	$ 202,569	$ 199,481	2%	11%	$ 581,481	$ 581,273	0%	11%

* Calculation not meaningful
** Refer to currency neutral definition on following page

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended June 2015

	As Reported	Adjust for Foreign
	Under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$1,396,344	$(90,391)	$1,486,735
Jeanswear	608,201	(22,400)	630,601
Imagewear	248,788	(2,043)	250,831
Sportswear	142,191	-	142,191
Contemporary Brands	86,874	(4,260)	91,134
Other	31,462	-	31,462

Total coalition revenues	$2,513,860	$(119,094)	$2,632,954

Coalition profit
Outdoor & Action Sports	$134,925	$(17,590)	$152,515
Jeanswear	104,568	(706)	105,274
Imagewear	35,450	(563)	36,013
Sportswear	14,433	-	14,433
Contemporary Brands	1,140	(340)	1,480
Other	597	-	597

Total coalition profit	291,113	(19,199)	310,312

Corporate and other expenses	(67,416)	-	(67,416)
Interest, net	(21,128)	-	(21,128)

Income before income taxes	$202,569	$(19,199)	$221,768

Diluted earnings per share growth	11%	(11%)	22%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results.  As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP.  The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Six Months Ended June 2015

	As Reported	Adjust for Foreign
	Under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$3,003,233	$(221,852)	$3,225,085
Jeanswear	1,307,856	(52,980)	1,360,836
Imagewear	531,684	(3,983)	535,667
Sportswear	277,848	-	277,848
Contemporary Brands	174,411	(7,970)	182,381
Other	56,129	-	56,129

Total coalition revenues	$5,351,161	$(286,785)	$5,637,946

Coalition profit
Outdoor & Action Sports	$395,745	$(53,268)	$449,013
Jeanswear	236,500	(7,126)	243,626
Imagewear	76,797	(2,316)	79,113
Sportswear	27,274	-	27,274
Contemporary Brands	4,680	(854)	5,534
Other	15,124	-	15,124

Total coalition profit	756,120	(63,564)	819,684

Corporate and other expenses	(133,760)	-	(133,760)
Interest, net	(40,879)	-	(40,879)

Income before income taxes	$581,481	$(63,564)	$645,045

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results.  As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP.  The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Vice President, Investor Relations
or
Craig Hodges, 336-424-5636
Director, Corporate Communications